EXHIBIT 10.17.1

DATED this 17th day of March 2008

COORS BREWERS LIMITED

-and-

David Alexander Heede

DIRECTOR SERVICE AGREEMENT

EXHIBIT 10.17.1

THIS AGREEMENT is made on 17th March 2008

BETWEEN

(1)	Coors Brewers Ltd (registered in England No. 26018) whose registered office is at 137 High Street, Burton upon Trent, Staffordshire, DE14 1JZ (the “Company”) and

(2)	Mr. David Alexander Heede, Weaver View, Bentley Fold, Ellastone, Ashbourne, Derbyshire, DE6 2GX (the “Executive”)

WHEREBY IT IS AGREED as follows:-

1.	Definitions

In this Agreement:

“Appointment”            means the Executive’s employment under this Agreement.

“Associated Company”
means a company which is from time to time a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. In this definition “subsidiary” and “holding company” have the same meanings as in Section 736 of the Companies Act 1985, as originally enacted.

the “Board”	means the board of directors from time to time of the Company.

“Garden Leave”	means any period of suspension or complete exclusion as described in clause 16.

2.	Appointment

2.1
The Executive shall serve the Company as Strategy Director or in such other capacity of a like status as the Company may require unless and until his employment shall be terminated by either the Company or the Executive in accordance with this Agreement.

2.2
The Executive’s normal retirement age shall be 65. However he may request the Company to allow him to work beyond this 65th birthday, but should do so in writing as soon as is practicable after his 64th birthday. The Company will then consider such request in accordance with prevailing legislation.

3.    Powers and Duties

3.1
The Executive shall exercise such powers and perform such duties in relation to the business of the Company or any Associated Company as may from time to time be vested in or assigned to him by the Company. The Company reserves the right to require the Executive to cease to perform part of his duties and/or to require him to perform additional duties (provided such duties are not inappropriate to his status). The Executive shall comply with all reasonable and lawful directions from, and all regulations and polices of, the Company and Molson Coors Brewing Company.

3.2
The Executive shall report to the Board and shall at all times promptly give to the Board or Molson Coors Brewing Company (in writing if so requested) all information, advise and explanations as it may reasonably

EXHIBIT 10.17.1

require in connection with matters relating to his employment or directorship under this Agreement or with the business of the Company generally.

3.3.	The Executive shall work such hours as may reasonably be required for the proper performance of his duties. Overtime pay is not applicable.

3.4
The Executive shall devote the whole of his time, attention and abilities during those hours to carrying out his duties in a proper, loyal and efficient manner. The Executive shall well and faithfully serve the Company and any Associated Company and use his utmost efforts to promote the interests thereof.

3.5	During the performance of his duties of employment, the Executive shall travel to such places inside and outside the UK as the Company may from time to time require.

3.6	The Executive’s normal place of work shall be in Burton on Trent or at such other place in the UK as the Company may from time to time determine.

4.    Salary and Incentives

4.1
The Executive shall be paid monthly on the 16th day of each month (or last working day prior to the 16th) for his services during that month, at a salary rate of £135,000 per annum, less normal deductions.

4.2
The Executive shall be entitled to participate in the Company’s annual cash incentive scheme, Molson Coors Incentive Plan (MCIP) in accordance with the rules of the MCIP prevailing at that time. However, the Company reserves the right to discontinue or amend the terms of the MCIP or any replacement thereof annual cash incentive scheme at any time and from time to time without any obligation to provide a replacement or equivalent incentive scheme or to pay compensation in respect of such amendment or withdrawal. The Executive acknowledges that he has no contractual or other legal right to receive any annual cash incentive payment and that the Company is under no obligation to operate any cash incentive scheme. He further acknowledges that he will not acquire such a right (or to receive any cash incentive payment at a particular level), nor shall the Company come under such an obligation, merely by virtue of the Executive having received one or more cash incentive payments during the course of the Appointment.

4.3
The company will first review (but shall not be obliged to increase) the salary payable under this Agreement on 1 April 2009. Thereafter at least once in each 12 months the Company shall review (but shall not be obliged to increase) the salary payable under this Agreement.

4.4
The Executive shall not be entitled to any other salary or fees as an officer, director or employee of the Company or any Associated Company. The Executive shall, as the Company may direct, either waive his right to any such salary or fees or account for the same to the Company.

4.5
The Company shall be entitled to deduct from the Executive’s salary or other remuneration all or any sums owed by him to the Company including, but not limited to, advances, overpayments, unauthorised expenses, relocation costs or the costs of repairing or replacing any equipment or property belonging to the Company or any Associated Company which has been lost or damaged by the Executive.

5.	Pensions and Life Assurance

5.1
The Executive is eligible to participate in Section 2 of the Coors Brewers Pension Plan and Coors Brewers Executive Top Scheme subject to the trust deeds and rules of those schemes as are in force from time to time. In addition to pension provision, four times salary life assurance is provided under these plans. The Executive will make contributions to those schemes in accordance with their rules and these contributions will be deducted from salary. The Company reserves the right, in its absolute discretion, to close or amend any such plans and schemes and shall not be obliged to provide a replacement scheme or to compensate the Executive for any loss in benefits incurred as a result of such closure or amendment.

EXHIBIT 10.17.1

5.2	A contracting out certificate is in force in respect of the pension provision under the Coors Brewers Pension Plan in relation to the Appointment.

6.	Car or Car Allowance

6.1
At the option of the Executive, the company shall provide for the Executive (subject to his being qualified to drive) a motor car suitable for a person of his status, in accordance with the whole terms and conditions of the Company Car Policy as published from time to time.

6.2
The Company may at its option, at any time, elect to pay an appropriate non-pensionable cash sum by way of car allowance, instead of the provision of a car. The rate and full terms of such allowance shall be entirely at the Company’s discretion but will be made in consultation with the Executive and upon giving the Executive reasonable notice. Payment of any such allowance shall be subject to tax and National Insurance deductions and will be made with salary in accordance with the time scales set out in clause 4.1.

7.	Other Benefits and Stock Options

7.1
The Executive shall be entitled to participate in the Company’s private health insurance scheme, subject to the terms and conditions of that scheme and of any related policy of insurance as are from time to time in force. In the event that for whatever reason the insurer or third party provider in respect of any such scheme does not meet a claim or fails to continue to pay or provide a benefit, the Company and all Associated Companies shall not be responsible for providing the Executive with any benefit under any such insurance scheme or any payment to compensate the Executive.

7.2
The Executive shall maintain his membership of all professional, trade and other bodies deemed necessary by the Company or statute for the performance of his duties hereunder. The Executive shall be entitled to payment or reimbursement by the Company of up to two subscriptions to recognised professional bodies where such a professional body is directly related to the Executive’s current job or to his normal professional skills.

7.3
The Executive will be eligible to participate in the Molson Coors Long Term Incentive Plan, subject to the terms of the Plan. The Company reserves the right to discontinue or amend the terms of this Plan at any time and from time to time and, in such event the Company or any Associated Company shall not be required to provide a replacement plan or to pay compensation in respect of such discontinuance or amendment. The Executive acknowledges that he has no right to receive an annual allocation (or an allocation of a particular level) under this Plan and that the Company is under no obligation to operate a long term incentive plan. The Executive also acknowledges that he will not acquire such a right, nor shall the Company come under such an obligation, merely by virtue of having received one or more allocations or payments (or allocations or payments of a particular level) under this or any other plan during the course of his employment.

7.4
The Executive shall be eligible to participate in the Company’s annual Educational Award Plan subject to the terms of the Plan. The Executive may receive up to 5% of base salary for the first child taking a first degree or equivalent at university and up to 3% of base salary for the second child taking a first degree or equivalent at university. A maximum of £2,236 per annum is payable for each child.

7.5
The Executive shall be entitled to purchase goods or services from Company or any Associated Company with the benefit of such discount and commissions as are from time to time authorised by the Chief Executive Officer of the Company.

8.	Expenses

The Company shall reimburse to the Executive against production of satisfactory receipts, if requested, all reasonable traveling, hotel, entertainment and other out-of-pocket expenses which he may from time to time

EXHIBIT 10.17.1

be authorised to incur in the execution of his duties herein. Such expenses must be incurred in accordance with the Company’s Travel and Expenses policy from time to time in force.

9.	Holidays

9.1
The Executive is entitled to 31 working days of paid annual holiday in every calendar year to be taken at such times as may be approved by the Chief Executive Officer of the Company. This entitlement covers an allowance for those bank and public holidays on which the Company offices are open for business. In addition the Executive is entitled to take holiday on Christmas Day, Boxing Day and New Year’s Day or such other days as the Company declares in their place when Company offices will be closed.

9.2
The Executive may carry over up to 5 days of unused holiday into the following calendar year with approval of the Chief Executive Officer of the Company, provided that such days are taken before the end of February in that following year. Any other holiday not taken in the calendar year of entitlement will be forfeited.

9.3	During the Executive’s first and last years of employment with the Company his holiday entitlement shall be calculated on a pro rata basis.

9.4
Upon termination the Executive will be entitled to any pay in lieu of holiday accrued but untaken. However if, upon termination, the Executive has taken more holiday than his accrued holiday entitlement, he will be required to reimburse the Company in respect of the excess days taken and the Executive hereby authorises the Company to make deductions in respect of the same from his final salary payment.

9.5
The Company may at its discretion require the Executive to take during his notice period any holiday entitlement which has accrued by the date of the termination of his employment but which has not been taken.

10.	Sickness

10.1
Subject to the production of medical certificates satisfactory to the Company (as required), if the Executive is absent from work due to sickness or accident, he shall be entitled to receive 100% of his salary during the first 6 months of sickness absence, and thereafter he shall be entitled to 50% of his salary for the second 6 months of sickness absence (“Company sick pay”). These entitlements apply in respect of all sickness absence occurring in any rolling 12 month period.

10.2
Any Company sick pay in addition to that to which the Executive is entitled under clause 10.1 shall be at the discretion of the Board. Such remuneration shall include any sums the Company is obliged to pay to the Executive pursuant to the Social Security Contributions and Benefits Act 1992 (Statutory Sick Pay).

10.3
If the Executive shall be or become incapacitated from any cause whatsoever from efficiently performing his duties hereunder for a continuous period of at least 365 days or in aggregate periods in excess of 300 normal working days in any period of 104 weeks, the Company may terminate this Agreement by giving the Executive 3 months’ written notice.

11.	Confidential Information

For the purposes of this clause 11 “Confidential Information” means, without limitation:

(i)	trade secrets,

(ii)	any inventions or improvements which the Executive may from time to time make or discover in the course of this duties,

(iii)	details of suppliers, their services, or customers and the services and their terms of business,

EXHIBIT 10.17.1

(iv)	prices changed to and terms of business with clients,

(v)	marketing plans and sales forecasts,

(vi)	any proposals relating to the future of the Company or its business or any part thereof,

(vii)	details of employees and officers and of the remuneration and other benefits paid to them,

(viii)	any existing or proposed business ventures, acquisitions, disposals, production agreements or outsourcings relating to the Company or any Associated Company.

(ix)
Information relating to any business matters, corporate or strategic or business plans, management systems, finances, marketing or sales of any past, present or future products or services, management reports, processes, inventions, designs, know how, pitch lists, discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future products or service of the Company or any Associated Company,

(x)	any information given to the Company or any Associated Company in confidence by clients/customers, suppliers or other persons,

(xi)	any other information (whether or not recorded in documentary form, or an computer disk or tape) which is confidential or commercially sensitive and is not in the public domain,

(xii)	any other information which is notified to the Executive as confidential; and

(xiii)	any other information which the Executive should reasonably expect that the company or any Associated Company would regard as confidential or commercially sensitive.

11.2
The Executive shall not, either during this Appointment, or at any time thereafter without limitation in time, except in the proper course of his duties (or as required by law), directly or indirectly:-

(a)	use, divulge or disclose, or

(b)	through any failure to exercise all due care and diligence, cause or permit to be disclosed,

to any person any other Confidential Information concerning the business or affairs of the Company or any Associated Company, or any of their clients or customers, which may have come to this knowledge at any time during his employment by the Company or any Associated Company.

11.3    Clause 11.2 will cease to apply to Confidential Information which:

(a)	enters the public domain other than (directly or indirectly) by way of unauthorised disclosure or unauthorised use by any person (whether or not by the Executive), or

(b)	is disclosed by way of a protected disclosure pursuant to the Public Interest Disclosure Act 1998.

12.    Restrictions During the Appointment

12.1
The Executive shall not during the Appointment directly or indirectly be employed by, provide services to, or be an officer of, or have any financial interest in, or otherwise he concerned or interested in, any trade, business or occupation other than the business of the Company except:

EXHIBIT 10.17.1

(a)
with the prior written consent of the Board, but consent may be given subject to any terms or conditions which the Board requires, a breach of which shall be deemed to be a breach of the terms of this Agreement; or

(b)	as a holder of not more than 3% of any class of shares, debentures or other securities in a company which is listed or dealt in on a Recognised Investment Exchange.

In this clause the expression “occupation” included membership of Parliament or of a local authority council or other public or private work (whether for profit or otherwise) which, in the reasonable opinion of the Company, may hinder or otherwise interfere with the efficient and full performance by the Executive of his duties under this Agreement.

12.2
In the event that the Executive becomes aware of any actual or potential conflict of interest between himself (or a member of his immediate family) and the Company or any Associated Company, he shall immediately give full details of it to the Board and shall comply with any reasonable instructions of the Board regarding the resolution of such conflict.

12.3
The Executive shall not during the Appointment directly or indirectly have any dealings with any of the Company’s or any Associated Company’s past, current or prospective suppliers, customers, agents or clients with whom he has had direct or indirect business dealings, or with the competitors of the Company or any Associated Company, other than:-

(a)	than for the legitimate business interests of the Company or any Associated Company;

(b)	on a purely social basis; or

(c)	with the prior consent of the Board.

12.4	The Executive shall not during the Appointment either on his own behalf or on behalf of any person, firm or company directly or indirectly;

(a)
solicit or endeavor to entice away from the Company an employee, or discourage from being employed by the Company or an Associated Company any person who, to the knowledge of the Executive, is an existing or prospective Restricted Employee of Company or any Associated Company;

(b)	employ or receive services from any Restricted Employee;

(c)	procure or assist or facilitate another person to employ or receive services from any Restricted Employee.

A “Restricted Employee” means any person who is already employed in, or is in the process of being recruited by, the Company or any Associated Company into a senior management role.

12.5	The Executive shall not, without the prior written consent of the Board, other than in the performance of his duties, either directly or indirectly:

(a)	publish an opinion, fact or material;

(b)	deliver any lecture or address;

(c)	make any untrue or misleading statement;

(d)	participate in the making of any file, radio broadcast or television transmission; or

EXHIBIT 10.17.1

(e)
communication with any representative of the media (including but not limited to television (terrestrial, satellite and cable), radio, the internet, newspapers and other journalistic publications) or any third party, relating to the business or affairs of the Company or any Associated Company or to any of its or their officers, employees, customers, clients, suppliers, distributors, agents or shareholders or to the development or exploitation of any Intellectual Property belonging to the Company or any Associated Company.

13.    Post-termination Restrictions

13.1    In this clause 13 the following words and phrases shall have the following meanings:

(i)
“Prospective Customer” means any person, firm or company who in the 12 months immediately prior to the Restriction Date has been (i) an active target of the Company or any Associated Company, or (ii) offered contract terms by the Company or any Associated Company, or (iii) participating in active negotiations with the Company or any Associated Company in respect of the supply of goods or services by the Company or any Associated Company and with whom the Executive:

(a)	had dealings on behalf of the Company or any Associated Company; or

(b)	was responsible or concerned via an employee, agent or consultant of the Company or any Associated Company who reported to him;

(ii)
“Restricted Business” means those of the businesses of the Company and the Associated Companies with which the Executive was involved to a material extent at any time during the period of 12 months immediately prior to the Restriction Date;

(iii)
“Restricted Customer” means any firm, company or other person who at any time during the period of 12 months immediately prior to the Restriction Date, was a customer of, or in the habit of dealing with the Company or any Associated Company and with whom or which the Executive dealt to a material extent, or in respect of whom or which the Executive was responsible, on behalf of the Company or any Associated Company during that period;

(iv)
“Restricted Employee” means any person who at the date of the termination of the Executive’s employment, was employed by the Company or any Associated Company at Senior Executive level or above or was an employee or consultant, and in either case with whom the Executive worked during the period of 12 months immediately prior to the Restriction Date; and

(v)
“Restricted Supplier” means any firm, company or other person who at any time during the period of 12 months immediately prior to the Restriction date, was a provider or supplier or a prospective provider or supplier of goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Associated Company, including any person who provided services to the Company or any Associated Company by way of a consultancy agreement, and with whom the Executive dealt to a material extent during that period;

(vi)	“Restriction Date” means the earlier of the date of termination of this Agreement and the start of any period of Garden Leave under clause 16.

13.2
The Executive will not, without the prior written consent of the Board, for a period of 12 months immediately following the Restriction Date, canvas, solicit or approach, or cause to be canvassed, solicited or approached, for the purpose of obtaining business, orders or custom any person, firm or company who was (i) a Restricted Customer, or (ii) a Prospective Customer, or (iii) a Restricted Supplier.

EXHIBIT 10.17.1

13.3
The Executive will not, without the prior written consent of the Board for the period of 12 months immediately following the Restriction Date perform any services or supply goods to any person, firm or company who was (i) a Restricted Customer, or (ii) a Prospective Customer, or (iii) a Restricted Supplier.

13.4	The Executive will not, without the prior written consent of the Board for the period of 12 months immediately following the Restriction Date,

(a)	offer employment to or employ any Restricted Employee; or

(b)	offer or conclude any contract for services with any Restricted Employee; or

(c)	procure, or facilitate or assist in the making of such an offer of employment or contract for services to a Restricted Employee by any person, firm, company or other organisation; or

(d)	entice away any Restricted Employee from the employment of the Company or any Associated Company.

13.5
The Executive will not without the prior written consent of the Board, for the period of 12 months immediately following the Restriction Date, be engaged in, provide services to, be an officer of, have any financial interest in, or be concerned with in any capacity, in any business concern which is in competition with any Restricted Business in (i) the UK or (ii) Europe. This clause shall not restrain the Executive from being engaged or concerned in any business concern in so far as the Executive’s duties or work there shall relate solely;-

(a)
to geographical areas either (i) where the business concern is not in competition with the Restricted Business, or (ii) in respect of which the Executive had had no dealings or was not responsible during the 12 month period immediately prior to the Restriction Date; or

(b)	to services or activities of a kind with which the Executive was not concerned to a material extent during the period of 12 months ending on the date of the Restriction Date.

13.6
Clause 13.5 shall not prevent the Executive from being a holder of not more than 3% of any class of shares, debentures or other securities in a company which is listed or dealt in on a Recognised Investment exchange.

13.7
The obligations imposed on the Executive by this clause 13 extend to him acting not only on his own account but also on behalf of any other firm, company or other person and shall apply whether he acts directly or indirectly.

13.8	The Executives agrees that:

(a)	each of the sub-paragraphs contained in the clause 13 constitutes an entirely separate, severable and independent covenant and restriction on him;

(b)
the duration, extent and application of each of the restrictions contained in this clause 13 is no greater than is necessary for the protection of the goodwill and trade connections of the Company; and

(c)
if a restriction on him contained in this clause 13 is found void but would be valid if some part of it were deleted or amended, the restriction shall apply with such deletion or amendment as may be necessary to make it valid and effective.

14.     Return of Property

For the purpose of this clause 14, “Property” means keys, mobile phone, computer equipment, all lists of clients or customers, correspondence and all other documents, disks, information storage devices, papers and records (including, without limitation, any records stored by electronic means, together with any codes or

EXHIBIT 10.17.1

implements necessary to give full access to such records), system designs, software designs, software programmes (in whatever media), presentations, proposals or specifications which may have been prepared by him or have come into his possession, custody or control in the course of his employment. This shall include all copies, reproductions, extracts and summaries of any of the above.

The Executive shall upon termination of this Agreement or whenever requested by the Company, immediately deliver up to the Company all Property of the Company or any Associated Company and the Executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company.

15.    Directorships

15.1
The removal of the Executive from the office of director of the Company or the failure of the Company in general meeting to re-elect the Executive as a director of the Company if under the Articles of Association for the time being of the Company he shall be obliged to retire by rotation or otherwise shall not terminate his employment under this Agreement.

15.2
The Executive shall not except with the consent of the Company during his employment resign his office as a director of the Company or any associated Company or do anything which could cause him to be disqualified from continuing to act as such a director.

15.3
The Executive shall resign as a director of the Company and all Associated Companies with immediate effect on the termination of this Appointment or (if so requested by the Company) with effect from the date when the Company exercises all or any of its rights under clause 16. In the event that the Executive fails to comply with this obligation, he hereby irrevocably authorises the Company to appoint any person as his attorney to do all acts and execute all such documents in his name and on his behalf to give immediate effect to such resignations(s).

16.	Garden Leave and Suspension

16.1
The Company may suspend the Executive for a reasonable period on full pay for the purpose of investigating the substance of any potential disciplinary matter involving the Executive and holding a disciplinary hearing. The Executive must not during any period of suspension, without the written consent of the Company, go to any premises of the Company or any Associated Company or contact or deal with any employee, customer, client or supplier of the Company or any Associated Company.

16.2
Where either the Company or the Executive gives notice to terminate this Appointment, the Company may require the Executive to cease to perform all or part his duties under this Agreement and/or not to attend at the Company’s premises during all or any part of the notice period as the Company so decides. The Company may require the Executive during part or all of such period to perform part but not all of his normal duties or to perform duties different from his normal duties, including carrying out specific projects to tasks (but not being duties inappropriate to his status). The Executive shall comply with any other reasonable instructions and conditions imposed by the Company during such period.

16.3
During Garden Leave the Company shall continue to pay the Executive his normal salary and provide other contractual benefits to which he has an entitlement under this Agreement, but the Executive shall not be entitled to any incentive, bonus or commission payments. During this period the Executive, who shall remain in employment, shall continue to be bound by all obligations owed to the Company under this Agreement.

16.4	The Executive must not during Garden Leave directly or indirectly be employed by or retained by or advise or assist any other person, company or entity in any capacity whether paid or unpaid.

16.5
The Executive shall during Garden Leave remain available to perform any reasonable duty requested by the Company and shall co-operate generally with the Company to ensure a smooth hand over of his duties. Should the Executive fail to make himself available for work having been requested by the Company to attend, he

EXHIBIT 10.17.1

shall, notwithstanding any other provision of this Agreement, forfeit his right to salary and contractual benefits in respect of such period of non-availability.

16.6	The Company may appoint another individual to carry out the duties of the Executive during any period that he is on Garden Leave in accordance with this clause 16.

17.	Termination of Employment

17.1
The Company may terminate the Executive’s employment by serving 12 months’ written notice on the Executive. The Executive may terminate his employment by serving 6 months’ written notice on the Company.

17.2
The Company may, in its absolute discretion, lawfully terminate the employment of the Executive at any time by paying to the Executive a sum in lieu of notice equal to his basic salary under clause 4.1 and the value of such other benefits as the Company may opt not to provide for all or part of any notice period (whether given by the Executive or the Company). Any such payment shall be subject to appropriate statutory deductions .. To avoid doubt, nothing in this clause 17.2 shall give rise to any right for the Executive to require the Company so to exercise its discretion or shall give him any right to receive any such payment in lieu of notice unless and until he has been notified in writing by the Company of its decision to make such a payment.

17.3	If the Executive:-

(a)	becomes a patient for any purpose of any statute relating to mental health; or

(b)	is convicted of any criminal offence (other than a motoring offence for which no custodial sentence is given to him); or

(c)	shall have an order under Section 252 of the Insolvency Act 1986 made in respect of him or if an interim receiver of his property is appointed under Section 286 of that Act; or

(d)	shall be or become prohibited by law from being a director; or

(e)
shall be guilty of any gross misconduct (which, for the avoidance of doubt, includes any conduct which tends to bring the Company or any Associated Company into material disrepute e.g. driving whilst over the legal alcohol limit), or gross negligence or shall commit any serious or persistent breach of any of his obligations to the Company or any Associated Company (whether under this Agreement or otherwise);

(f)	shall refuse or neglect to comply with any lawful orders given to him by the Company;

(g)	resigns as a director of the Company or any Associated Company without the Company’s consent.

then the Company shall be entitled to implement the remedies available to it under its Disciplinary Procedure in relation to Gross Misconduct.

17.4	Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

18.    Intellectual Property

18.1	For the purposes of this clause 18 the following words and phrases shall have the following meaning:

(i)	“Work” means all works, designs, innovations, inventions, improvements, processes, get-up, trade marks and trade names.

EXHIBIT 10.17.1

(ii)
“Company Works” means all Works authored, originated, conceived, written or made by the Executive alone or with others (except only those Works which are authored, originated, conceived, written or made by the executive wholly outside the course of this employment).

(iii)
“Intellectual Property Rights” means any and all patents, trade marks, signs and services marks, rights in designs, trade or business names or signs, copyrights, database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

18.2
The parties foresee that the Executive may create Company Works during the course of this Appointment. All Company Works shall vest in and be owned by the Company immediately upon their creation. It shall be part of the Executive’s normal duties at all times to:

(i)
consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company with which the Executive is concerned or for which the Executive is responsible might be improved; and

(ii)
promptly disclose to the Company full details of any invention or improvement which the Executive may from time to time make or discover in the course of his duties including, without limitation, details of all Company Works; and

(iii)	further the interests of the Company’s undertaking with regard thereto with the intent that subject to the Patents Act 1977, the Company shall be entitled to the sole and absolute ownership of any such Company Works and to the exclusive use thereof free of charge and free of any third party rights.

18.3
To the extent such rights do not vest immediately in the Company the Executive hereby agrees to assign to the Company all of the Executive’s right, title and interest in the Company Works together with all of his right, title and interest in any and all intellectual Property Rights which subsist from time to time in the Company Works.

18.4
To the extent such rights do not vest immediately in the Company the Executive hereby assigns to the Company all future copyright in the Company Works and the parties agree that all such future copyright shall vest in the Company by operation of law pursuant to section 91 of the Copyright, Designs and Patents Act 1988.

18.5
The Executive hereby irrevocably and unconditionally waives, in favour of the Company, its licensees and successors-in-title any and all moral rights conferred on the Executive by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 in relation to the Company Works (existing or future) and any and all other moral rights under any legislation now existing or in future enacted in any part of the world including, without limitation, the right conferred by section 77 of that Act to be identified as the author of any of the Company Works and the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment. The Executive shall, at the Company’s request and expense, take all steps that may be necessary or desirable to the Company to enforce against any third party the Executive’s moral rights in any of the Company Works.

18.6
The Executive acknowledges that, for the purpose of the proviso to section 2(1) of the Registered Designs Act 1949 (as amended), the covenants made under this Agreement on the part of the Executive and the Company will be treated as good consideration and the Company will be the proprietor of any design which forms part of the Company Works.

18.7.	Nothing in this clause 18 shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 (inclusive) of the Patents Act 1977.

EXHIBIT 10.17.1

18.8
The Executive shall not knowingly do anything to imperil the validity of any patent or protection or any application therefore, relating to any of the Company Works but shall at the cost of the Company render all possible assistant the Company both in obtaining and in maintaining such patents or other protection.

18.9
The Executive shall not either during the Executive’s employment or thereafter exploit or assist others to exploit any of the Company Works or any invention or improvement which the Executive may from time to time make or discover in the course of his duties or (unless the same shall have become public knowledge) make public or disclose any such Company Works or invention or improvement or give any information in respect of it except to the Company or as the Company may direct.

18.10
The Executive hereby irrevocably authorises the Company for the purposes of this clause 18 to make use of his name and to sign and to execute any documents or do anything on his behalf (or where permissible to obtain the patent or other protection in the Company’s own name or in that of its nominees in relation to any of the Company Works).

18.11
The Executive shall forthwith and from time to time both during the Appointment under this contract and thereafter, at the request and expense of the Company, do all things and execute all documents necessary or desirable to give effect to the provisions of this clause 18 including, without limitation, all things necessary or conducive to obtain a patent or other protection for any invention or improvement relating to any of the Company Works in any part of the world and to vest such letters patent or other protection in the Company or its nominees.

19.	Waiver of Rights

If the Executive’s employment is terminated:-

(a)	by reason of liquidation of the Company for the purpose of amalgamation or reconstruction; or

(b)
as part of any arrangement for the amalgamation of the undertaking of the Company not including liquidation or the transfer of the whole or part of the understanding of the Company to any Group Company; and

the Executive is offered employment of a similar nature with the amalgamated or reconstructed company on terms not less favourable to the Executive than the terms of this Agreement, the Executive will have no claim against the Company under this Agreement in respect of that termination.

20.    Data Protection

The Executive consents to the Company or any Associated Company holding and processing both electronically and manually the data it collects which relates to the Executive. Such processing will principally be for the purposes of the proper administration and management of its employees and business. The Executive also consents to the transfer of such personal information (including sensitive personal data) to any other offices the Company may have or to an Associated Company or other third parties. The Executive acknowledges that the Company may transfer personal data relating to him outside the European Economic Area for administration purposes and other purposes in connection with the Executive’s employment.

21.    Communications

Telephone calls made and received by the Executive using the Company’s equipment and use of the Company’s e-mail system to send or receive personal correspondence may be recorded by the Company on its communications systems. Any recordings made shall at all times remain the property of the Company and, if necessary, may be used as evidence in the case of investigations or disputes between the Company and third parties.

EXHIBIT 10.17.1

22.    Notices

Any notice may be given personally to the Executive or to the Chief Executive Officer of the Company (as the case may be) or may be posted to the Executive either at his address given above or at his last known address or to the Company (for the attention of its Chief Executive Officer) at its registered office for the time being. Any such notice sent by post shall be deemed served forty-eight hours after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post.

23.    Miscellaneous Matters

23.1	For the purpose of the Employment Rights Act 1996 the Executive’s continuous period of employment began on 25th June 1979.

23.2	The Company’s Disciplinary Procedure, as in force from time to time, shall apply to the Executive.

23.3
If the Executive has a grievance relating to this employment he should first apply in person to the Chief Executive Officer of the Company. If the matter is not then settled the Executive should write to the Board of Directors of the Company (or its successor company) setting out full details of the matter. The decision of the Board of Directors of the Company (or its successor company) on such matters shall be final.

23.4    There are no collective agreements which are applicable to this Appointment.

23.5
Upon the termination of the Executive’s employment (for whatever reason and howsoever arising) the Executive shall immediately repay all outstanding debts or loads due to the Company or any Associated Company and the Company is hereby authorised to deduct from any payment of salary a sum in repayment of all or any part of such debts or loans.

23.6	The Executive may be required by the Company at any time to undergo an appropriate medical examination as determined by a doctor appointed by the Company.

23.7
The Executive will be provided with copies of the Coors Code of Business Conduct and the Company’s Competition Law Compliance Code. The Executive agrees to review these Codes and sign an affirmation that he understands and will comply with their provisions.

24.	Other Agreements

24.1
The Executive acknowledges and warrants that there are no agreements or arrangements or court orders which limit or restrict in any way the Executive from fully and efficiently performing his duties under this Agreement with effect from its commencement.

24.2
Other than were other policies, plans, codes or procedures are specifically referred to and imported into this Agreement, this Agreement represents the entire agreement between the Company or any Associated Company and the Executive relating to the employment of the Executive. In the event of any inconsistencies between any such policies, plans, codes or procedures, the terms of this Agreement shall prevail. This Agreement cancels and is in substitution of all previous agreements, arrangements and understandings (whether oral or in writing) between the Executive and the Company and/or any Associated Company.

24.3	This Agreement may only be varied in writing between the parties.

24.4	The Executive warrants that he is not entering into this Agreement in reliance on any representation not expressly set out herein.

25.	Governing Law

EXHIBIT 10.17.1

This Agreement shall be governed by and construed under English law and each of the parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

IN WITNESS whereof this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.

SIGNED by	)
)     /s/ Keith Donald

On behalf of the Company

SIGNED by the Executive	)

as a Deed	) /s/ David Heede

In the presence of:-)

Signature of Witness	/s/ Simon Davies

Name of Witness	Simon Davies